As filed with the Securities and Exchange Commission on September 30, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mesoblast Limited

(Exact name of Registrant as specified in its charter)

Australia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Mesoblast Limited

55 Collins Street, Level 38

Melbourne, VIC 3000

Australia

Telephone: +61 3 9639 6036

(Address of principal executive offices, including zip code)

Employee Share Option Plan

(Full title of the plan)

Mesoblast Inc.

505 Fifth Avenue, Third Floor

New York, NY 10017

Telephone: (212) 880-2060

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Andrew S. Reilly Partner Rimôn Law Level 10, 20 Martin Place Sydney, NSW 2000 Australia andrew.reilly@rimonlaw.com	Peter T. Howard General Counsel and Corporate Executive Mesoblast Limited 55 Collins Street, Level 38 Melbourne, VIC 3000 Australia Peter.Howard@mesoblast.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 (the “Registration Statement”) registers an additional 10,000,000 Ordinary Shares of the Registrant that may be offered and sold under the Plan. This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which one or more other registration statements filed on this form relating to the same employee share option plan are effective. Pursuant to General Instruction E to Form S-8, the contents of the Registrant’s previously filed registration statement on Form S-8 relating to the Plan (File No. 333-261863), filed with the Securities and Exchange Commission on December 23, 2021, including any amendments thereto or filings incorporated therein, are hereby incorporated by reference herein to the extent not otherwise amended or superseded by the contents hereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 are not filed with this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

●	the Registrant’s Annual Report on Form 20-F for the year ended June 30, 2022, as filed with the Commission on August 31, 2022;

●	the Registrant’s other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), since June 30, 2022 (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules); and

●	the description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37626) filed with the Commission on November 9, 2015, pursuant to Section 12(b) of the Exchange Act, which incorporates by reference the description of the Registrant’s Ordinary Shares set forth in the Registrant’s Registration Statement on Form F-1 (File No. 333-207719), as amended, originally filed with the Commission on November 2, 2015, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Except as set forth below, there is no provision in any contract, arrangement or statute under which any director, secretary or other officer of the Registrant is insured or indemnified in any manner against any liability which he/she may incur in his/her capacity as such.

Under our Constitution, to the extent permitted by the Australian Corporations Act 2001 (Cth) (“Corporations Act”) we may indemnify or insure any person who is or has been our or any of our subsidiaries’ officer, which indemnity or insurance policy may be in such terms as the directors approve and, in particular, may apply to acts or omissions prior to or after the time of entering into the indemnity or policy. Under Australian law, an “officer” includes any director.

We have entered into Deeds of Indemnity, Insurance and Access (“Indemnity Deeds”) with each director.

Under the Indemnity Deeds, we have agreed to indemnify (to the maximum extent permitted under Australian law and subject to certain specified exceptions) each director and certain of our officers against all liabilities incurred in their capacity as our or our subsidiaries’ director or officer and any and all legal costs incurred by such director or officer in defending an action for a liability incurred in their capacity as our or our subsidiaries’ director or officer. The Indemnity Deeds provide that the indemnities are unlimited as to amount to the extent permissible by law, continuous and irrevocable.

Separately, we have obtained insurance for each of our directors, as required by the Indemnity Deeds, and each of our officers.

There are certain provisions of the Australian Corporations Act that restrict the Registrant from indemnifying directors and certain officers in certain circumstances. These are described below.

Australian Law

Section 199A of the Australian Corporations Act provides that a company or a related body corporate of a company must not indemnify a person (whether by agreement or by making a payment and whether directly or through an interposed entity) against any of the following liabilities incurred as an officer or auditor of the company:

●	a liability owed to the company or a related body corporate; or

●	a liability for a pecuniary penalty order or compensation order under specified provisions of the Australian Corporations Act; or

●	a liability that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith; or

●	legal costs incurred in defending an action for a liability incurred as an officer or auditor of the company if the costs are incurred:

-	in defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified as set out above; or

-	in defending or resisting criminal proceedings in which the person is found guilty; or

-	in defending or resisting proceedings brought by the Australian Securities and Investments Commission (ASIC) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

-	in connection with proceedings for relief to the person under the Australian Corporations Act in which the court denies the relief.

Section 199B of the Australian Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been an officer or auditor of the company against a liability (other than one for legal costs) arising out of:

●	conduct involving a willful breach of duty in relation to the company; or

●	a contravention of the director, secretary, officer, or employee’s duties under the Australian Corporations Act not to improperly use their position or make improper use of information obtained as a director, secretary, officer, or employee to gain an advantage for themselves or someone else or cause detriment to the company.

For the purpose of Australian law as set out above, an “officer” of a company includes (but is not limited to):

●	a director or secretary;

●	a person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;

●	a person who has the capacity to significantly affect the company’s financial standing; and

●	a person in accordance with whose instructions or wishes the directors of the company are accustomed to act (excluding advice given by the person in the proper performance of functions attaching to the person’s professional capacity or their business relationship with the directors of the company).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number	Description

3.1	Constitution of Mesoblast Limited (incorporated by reference to Exhibit 1.1 of Mesoblast’s Annual Report on Form 20-F filed on September 9, 2019)

4.1	Form of Deposit Agreement between Mesoblast Limited and JPMorgan Chase Bank, N.A., as depositary, and Holders of the American Depositary Receipts (incorporated by reference to the Registration Statement on Form F-6 (File No. 333-207378) filed with the Commission on October 9, 2015)

4.2	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.1)

5.1	Opinion of Rimon Law Pty Ltd

23.1	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm

23.2	Consent of Rimon Law Pty Ltd (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (contained on signature page hereto)

99.1	Employee Share Option Plan (incorporated by reference to Exhibit 99.1 of Mesoblast’s Registration Statement on Form S-8 filed on December 23, 2021 (File No. 261863)

107	Filing Fee Table

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Australia on the September 30, 2022.

Mesoblast Limited

By:	/s/ Silviu Itescu
Silviu Itescu
Chief Executive Officer and Managing Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints  Silviu Itescu, Andrew Chaponnel and Peter Howard, and each of them, as his true and lawful attorney in fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Swedish	Chairman of the Board of Directors	September 30, 2022
Joseph Swedish

/s/ Silviu Itescu	Managing Director and Chief Executive Officer	September 30, 2022
Silviu Itescu	(principal executive officer)

/s/ Andrew Chaponnel	Interim Chief Financial Officer	September 30, 2022
Andrew Chaponnel	(principal financial and accounting officer)

/s/ William Burns	Director	September 30, 2022
William Burns

/s/ Philip Krause	Director	September 30, 2022
Philip Krause

/s/ Eric Rose	Director	September 30, 2022
Eric Rose

/s/ Jane Bell	Director	September 30, 2022
Jane Bell

/s/ Michael Spooner	Director	September 30, 2022
Michael Spooner

/s/ Philip J. Facchina	Director	September 30, 2022
Philip J. Facchina

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Under the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Mesoblast Limited has signed this Registration Statement in New York, New York, on September 30, 2022.

Authorized U.S. Representative Mesoblast Inc.

By:	/s/ Silviu Itescu
	Name:	Silviu Itescu
	Title:	Director